Exhibit 99.1

Contacts :
Investors/Media :	U.S. Trade Media :	International Trade Media :
Nadine Padilla	Nicole Beckstrand	Claire Eldridge
VP Corporate & Investor	Biosite Incorporated	Fleishman Hillard UK
Relations
Biosite Incorporated
(858) 805-2820	(858) 858-805-2803	+44 207 395 7111
npadilla@biosite.com	nbeckstrand@biosite.com	eldridgc@fleishmaneurope.com

July 26, 2005

BIOSITE® INCORPORATED ANNOUNCES 29 PERCENT INCREASE IN 2ND QUARTER 2005 EARNINGS PER SHARE

Company Says Triage® Stroke Panel™ Now Available In Europe

SAN DIEGO – Biosite® Incorporated (Nasdaq:BSTE) today reported results for the second quarter of 2005.  Additionally, the Company announced commercialization of its Triage® Stroke Panel™ in the European Union, with registration pending in other international markets.

Financial Results

In the second quarter of 2005, total revenues grew 23 percent, rising to $73.8 million from $59.9 million in the comparable period of 2004.  The Company reported net income of $14.0 million for the quarter, a 40 percent increase over the second quarter of 2004.  Diluted earnings per share were $0.76, compared with $0.59 in the second quarter of 2004, a 29 percent increase.

Based on its second quarter results, the Company raised its 2005 annual growth target for diluted earnings per share to 15 to 21 percent from 10 to 20 percent.  The Company narrowed its 2005 annual growth target range for revenues to 16 to 20 percent from 15 to 20 percent.

 “In the second quarter of 2005, we maintained strong year-over-year sales growth despite increasing competition,” said Kim Blickenstaff, Biosite chairman and chief executive officer.  “We also scaled-up new products, such as the Triage D-Dimer Test and Triage Profiler Tests.  Development of our international operations continued, with sales growing 46 percent year-over-year in the second quarter.

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“We are pleased with our earnings growth, which resulted, in part, from lower than expected expenses.  While we will incur some of these expenses in future quarters, overall expense management has been good.”

Following are financial highlights for the quarter ending June 30, 2005:

($ in 000’s, except per share data and margins)

	Three months ended			Six months ended
	6/30/05	6/30/04	Chg.	6/30/05	6/30/04	Chg.
Triage® BNP sales	$49,058	$40,430	21%	$98,829	79,582	24%
Total product sales	71,898	58,761	22%	142,394	115,459	23%
Total revenues	73,764	59,862	23%	145,610	117,539	24%
Net income	13,972	9,976	40%	27,764	18,921	47%
Earnings per share (Diluted)	$.76	$.59	29%	$1.52	1.14	34%

Gross margin on product sales	68%	67%		70%	66%
Operating margin	29%	27%		30%	26%

	June 30, 2005	December 31, 2004	Chg.
Cash and marketable securities balance	$119,463	$72,410	65%

“We have recently commenced the move into our new corporate facilities, with expanded research and manufacturing capacity,” said Blickenstaff.  “It is exciting to begin a new chapter in our story, backed by a solid base of business, excellent operating fundamentals, a strong balance sheet and an exciting product pipeline.”

Triage Stroke Panel

The CE Marked Triage Stroke Panel is a rapid immunoassay intended to aid in the assessment and diagnosis of stroke.  The test uses a small sample of blood to simultaneously measure four biomarkers, brain natriuretic peptide (BNP), D-dimer, MMP-9, and S100ß.  It is the first commercialized Biosite test to incorporate the Company’s proprietary MultiMarker Index™ feature, which analyzes information from multiple biomarkers and presents a single composite index result.

The Triage Stroke Panel is now being sold in the European Union.  The test is currently not approved for sale in the United States.

“With the European launch of the Triage Stroke Panel, Biosite takes an important step forward in providing the European medical community with a diagnostic tool to help physicians identify patients who should be on the stroke care pathway,” said Blickenstaff.  “The incidence of stroke is on the rise and the lack of readily available diagnostic tools is evident. This test is designed to add important objective information to the physician’s assessment of a patient presenting with symptoms of stroke.”

Research and Development Update

In the area of research and development, Biosite reported that in the second quarter of 2005 it advanced its study of potential biomarkers for sepsis.  The Company, which is seeking to identify panels of biomarkers for use in the diagnosis and risk assessment of sepsis, has now measured 56 biomarkers and has observed favorable results with preliminary panels.  Biosite intends to continue its research and is targeting the second half of 2005 for the commencement of clinical studies.

During the quarter, the Company also continued research associated with a potential panel of biomarkers for use in evaluating one or more common causes of acute abdominal pain, such as acute pancreatitis, appendicitis and ischemic bowel disease.  Sample collection related to early stage development of a potential abdominal pain panel is underway, and the Company is aiming to define a panel of biomarkers in the second half of 2005.

About Biosite Incorporated

Biosite Incorporated is a leading bio-medical company commercializing proteomics discoveries for the advancement of medical diagnosis.  The Company’s products contribute to improvements in medical care by aiding physicians in the diagnosis of critical diseases and health conditions.  Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in over 50 international markets.  Information on Biosite can be found at www.biosite.com.

For information on ordering the Triage Stroke Panel in Europe, please call +33 1 39 20 21 00 or visit www.biosite.com.

Investor Conference Call

Biosite will host an investor conference call to discuss financial results and research and development progress.  The call will take place today, July 26, 2005, at 1:30 p.m. PDT.  A live webcast of the call can be accessed via the Internet at www.biosite.com.  The phone number for U.S. and international callers is (706)634-7088.  The call will be archived on the Biosite website for at least 21 days.  The phone replay number is (800)642-1687.  International callers, please dial (706)645-9291.  Please reference the conference call code, 7772745.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Examples of forward-looking statements are financial targets and growth objectives and also include but are not limited to statements that are preceded by, followed by, or that include the words “will”; “believes”; “should”; “intend”; “anticipates”; “plans”; “expects”; “estimates”; or similar statements. Forward-looking statements in this press release include statements: regarding the Company’s expected financial performance for the 2005 fiscal year, such as anticipated growth in revenues and earnings per share; the Company’s ability to scale-up new products, such as the Triage D-Dimer Test; the benefits of the Triage Stroke Panel in the assessment of patients presenting with symptoms of stroke; the Company’s ability to identify an optimal panel of biomarkers for the diagnosis and risk assessment of sepsis patients and to commence clinical studies for such a product in the second half of 2005; the Company’s ability to define a panel of biomarkers for use in evaluating one or more causes of abdominal pain in the second half of 2005; and the Company’s ability to access potential markers of disease, identify proteins with high diagnostic utility, and develop and commercialize products and educate the medical community on new diagnostic approaches. Risks and uncertainties include risks associated with Biosite’s ability to obtain regulatory approvals and complete other clinical and pre-market activities needed to launch new products as currently planned, including the Triage Stroke Panel; Biosite’s ability to effectively promote and market acceptance of the Triage Stroke Panel; the continued growth of the BNP market; Biosite’s ability to commence clinical trials as currently planned for a sepsis panel and a six-marker panel for acute coronary syndromes; the implementation of automated and semi-automated manufacturing methods that maintain or improve product quality and manufacturing efficiency; costs and expenses that the Company may incur in transitioning from a distributor sales model to a direct sales model in selected international markets; Biosite’s ability to effectively promote the Triage BNP Tests, either directly or through distributors, and acceptance of the Triage BNP Test in the physician office market; and Biosite’s ability to obtain a CLIA waiver for the rapid Triage BNP Test.  Biosite also faces risks associated with pending litigation between the company and Roche Diagnostics Corporation and certain of its affiliates (collectively “Roche”), including whether Biosite will be able to successfully assert its claims against Roche, whether Biosite will be able to successfully defend against the claims that Roche is asserting against the Company, as well as whether the litigation will result in a significant diversion of effort by Biosite’s management and scientific personnel and/or the expenditure of funds that exceed the Company’s current estimates. Other risks that should be considered include risks associated with changing market conditions, sales, profitability, and the extent to which products under development are successfully developed and gain market acceptance, risks associated with the introduction of competitive products from companies with greater capital and resources, and risks and expenses associated with litigation, contract disputes, patent conflicts, product recalls, manufacturing constraints, backlog, delays or inefficiencies, shipment problems, seasonal customer demand, the timing of significant orders, changes in reimbursement policies, regulatory changes, competitive pressures on average selling prices, changes in the mix of products sold, and the other risks detailed in the Company’s most recent Annual Report on Form 10-K, as amended, and other SEC filings. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Copies of the Company’s SEC filings are available from the Investor Relations department.

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Biosite®, Triage® and New Dimensions in Diagnosis® are registered trademarks of Biosite Incorporated. MultiMarker Index™ and Stroke Panel™ are trademarks of Biosite Incorporated.

Biosite Incorporated

Unaudited Statements of Income Data

(in thousands, except per share data)

	Three months ended			Six Months Ended
	June 30,			June 30,
	2005	2004	% Change	2005	2004	% Change

Total revenues:
Product sales	$71,898	$58,761	22%	$142,394	$115,459	23%
Contract revenue	1,866	1,101	69%	3,216	2,080	55%
Total revenues	73,764	59,862	23%	145,610	117,539	24%

Gross margin on product sales	68%	67%		70%	66%

Operating expenses:
Cost of product sales	23,015	19,595	17%	43,255	39,337	10%
Selling, general and administrative	18,515	15,673	18%	37,072	31,556	17%
Research and development	10,192	8,336	22%	20,960	15,824	32%
License and patent disputes	343	—		552	—
Total operating expenses	52,065	43,604	19%	101,839	86,717	17%

Operating income	21,699	16,258	33%	43,771	30,822	42%

Operating income as % of total revenue	29%	27%		30%	26%

Interest and other income, net	515	186	177%	574	380	51%

Income before provision for income taxes	22,214	16,444	35%	44,345	31,202	42%

Provision for income taxes	(8,242)	(6,468)	27%	(16,581)	(12,281)	35%

Net income	$13,972	$9,976	40%	$27,764	$18,921	47%

Diluted net income per share	$0.76	$0.59	29%	$1.52	$1.14	34%

Diluted shares used in calculating per share amounts	18,343	16,880		18,282	16,635

Biosite Incorporated

Unaudited Balance Sheet Data

(in thousands)

	June 30, 2005	December 31, 2004
	Unaudited
Assets
Cash, cash equivalents & marketable securities	$119,463	$72,410
Accounts receivable	26,579	36,867
Inventories	33,807	37,077
Other current assets	11,472	14,513
Total current assets	191,321	160,867

Property, equipment and leasehold improvements, net	132,953	111,135
Patents and license rights, net	5,040	5,484
Other assets	6,749	6,029
Total assets	$336,063	$283,515

Liabilities and Stockholders’ Equity
Current liabilities	$44,087	$46,073
Long-term liabilities	16,090	17,105
Stockholders’ equity	275,886	220,337
Total liabilities and stockholders’ equity	$336,063	$283,515